CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of September 27, 2018, by and among STURM, RUGER & COMPANY, INC., a Delaware corporation (“SRC” or the “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower shall benefit from the extension of credit under this Agreement;

WHEREAS, by virtue of the foregoing and after giving effect to the probable liability of Borrower hereunder and under the other Loan Documents (as defined below), Borrower considers that it is receiving at least fair consideration and reasonably equivalent value from Bank for the obligations under the Loan Documents;

WHEREAS, Borrower has requested that Bank extend credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.          LINE OF CREDIT.

(a)       Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to August 31, 2019, not to exceed at any time the aggregate principal amount of Forty Million Dollars ($40,000,000.00) (“Line of Credit”), the proceeds of which shall be used for general corporate purposes. Borrower obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date hereof (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b)       Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay the outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

(c)       Subfeature Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue letters of credit for the account of Borrower (“Subfeature Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000.00). The form and substance of each Subfeature Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Subfeature Letter of Credit shall be issued for a term not to exceed three hundred sixty five (365) days, as designated by Borrower; provided however, that no Subfeature Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Subfeature Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Letter of Credit shall be subject to the additional terms and conditions of Bank’s standard commercial letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

SECTION 1.2.          INTEREST/FEES.

(a)       Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

(b)       Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in the Line of Credit Note and each other instrument or document required hereby.

(c)       Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Forty Thousand Dollars ($40,000.00), which fee shall be due and payable in full on the date hereof.

(d)       Unused Commitment Fee. Borrower shall pay to Bank a fee equal to one quarter of one percent (0.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the first day of each fiscal quarter, commencing on the first of such date following the date hereof.

(e)       Letter of Credit Fees and Commissions.  Borrower shall pay to Bank (i) fees upon the issuance and extension (including any auto-extension) of each Subfeature Letter of Credit in an amount equal to three quarters of one percent (0.75%) of the face amount of such Subfeature Letter of Credit and (ii) fees upon the drawing, payment, or negotiation of each drawing under any such Subfeature Letter of Credit and upon the occurrence of any other activity with respect to any such Subfeature Letter of Credit (including without limitation, the transfer, assignment, amendment, cancellation or non-extension of any such Subfeature Letter of Credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity.  For any commercial letters of credit, additional fees for document examination, discrepancies, acceptances, document delivery, special handling and other trade services will be determined in accordance with Bank’s standard fees and charges then in effect for such activity.

SECTION 1.3.     COLLECTION OF PAYMENTS.  Except to the extent expressly specified otherwise in any Loan Document (as defined below) other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof.  Should there be insufficient funds in Borrower’ deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement and the other Loan Documents.

SECTION 2.1.          LEGAL STATUS. Borrower is (a) a corporation, duly organized and existing and in good standing under the laws of Delaware and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on such Borrower and (b) not the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which such Borrower is located or operates (collectively, “Sanctions”).

SECTION 2.2.          AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith, including but not limited to any agreement with Bank related to any swap, derivative, foreign exchange, hedge, deposit, treasury management, or other similar transaction or arrangement (collectively, the “Loan Documents”), have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.          NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the certificate of incorporation, bylaws or other organizational or governing document of such Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which such Borrower is a party or by which such Borrower may be bound.

SECTION 2.4.          LITIGATION. There are no pending, or to the best of Borrower’s knowledge, threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could have a material adverse effect on the financial condition or operation of Borrower [except as disclosed on Schedule 2.4 attached hereto].

SECTION 2.5.          CORRECTNESS OF FINANCIAL STATEMENTS1. The audited annual financial statements of SRC dated as of December 31, 2017, and all interim financial statements of SRC delivered to Bank since said date, true copies of which have been delivered by SRC to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of SRC, (b) disclose all liabilities of SRC that are required to be reflected or reserved against under generally accepted accounting principles consistently applied (“GAAP”), whether

1 NTD: To be confirmed.

liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties [except as disclosed on Schedule 2.5 attached hereto].

SECTION 2.6.          INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year.

SECTION 2.7.          NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.          PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.          ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10.          OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

SECTION 2.11.          ENVIRONMENTAL MATTERS. [Except as disclosed on Schedule 2.11 attached hereto,] Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of such Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower does not have a material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12.          BUSINESS PURPOSE. Each credit subject hereto is made for (a) a business, commercial, investment or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

ARTICLE III

CONDITIONS

SECTION 3.1.          CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)       Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)       Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by each Borrower as applicable:

(i)	This Agreement, the Line of Credit Note and each other instrument or document required hereby.

(ii)	Certificate of Incumbency with respect to Borrower.

(iii)	Corporate Resolution: Borrowing with respect to Borrower.

(iv)	Insurance Information Request form.

(v)	Billing Invoice.

(vi)	Disbursement Orders.

(vii)	Such other documents as Bank may require under any Loan Document.

(c)       Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower, nor any material decline, as determined by Bank, in the market value of a substantial or material portion of the assets of Borrower.

(d)       Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all such Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank.

SECTION 3.2.          CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)       Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default (as defined below), and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)       Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit including without limitation, the following:

(i)	For the issuance of a commercial letter of credit under any credit subject to this Agreement, Bank’s standard Application for Commercial Letter of Credit.

(ii)	For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank’s standard Application for Standby Letter of Credit.

(c)       Letter of Credit Documentation. Prior to the issuance of any letter of credit, Bank shall have received a Letter of Credit Agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(d)       Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

SECTION 3.3.          CORPORATE RESOLUTIONS. Notwithstanding anything herein to the contrary, prior to any obligation of Bank to extend any initial credit hereunder, Borrower shall have delivered to Bank evidence satisfactory to Bank that this Agreement and the transactions contemplated hereby have been duly authorized by borrower.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenant that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.          PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.          ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower. If at any time any change in GAAP would affect the computation of any covenant, including the computation of any financial covenant set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant shall continue to be computed in accordance with the application of GAAP prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant made before and after giving effect to such change in GAAP.

SECTION 4.3.          FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)        not later than one hundred twenty (120) days after and as of the end of each fiscal year, (i) annual audited and unqualified financial statements of Borrower and (ii) unaudited financial statements of Borrower prepared in accordance with GAAP by a certified public accountant acceptable to Bank, to include balance sheet, income statement, statement of cash flow, auditor’s report, and all supporting schedules and footnotes, certified without qualification by such certified public accountant (in the case of each individual audited statement), and by the chief financial officer of Borrower;

(b)       not later than forty-five (45) days after and as of the end of each fiscal quarter, financial statements of Borrower prepared by Borrower, to include balance sheet, income statement and statement of cash flow;

(c)        contemporaneously with each annual and quarterly financial statement of Borrower required hereby, a certificate of the president or chief financial officer of Borrower that said financial statements are accurate and were prepared in accordance with GAAP and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default;

(d)        not later than ninety (90) days after and as of the end of each fiscal year, an annual projection report for Borrower prepared by Borrower, to include balance sheet, income statement, and statement of cash flow; and

(e)       from time to time such other information as Bank may reasonably request.

SECTION 4.4.          COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of Borrower’s business; comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence; comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which Borrower is located or doing business, or otherwise is applicable to such Borrower, including, without limitation, (a) all Sanctions, (b) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (c) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (d) the U.K. Bribery Act of 2010, as amended, and (e) any other applicable anti-bribery or anti-corruption laws and regulations.

SECTION 4.5.          INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, commercial general liability, flood, and, if required, hurricane, windstorm, seismic property damage and workers’ compensation, with all such insurance carried in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all such insurance naming Bank as a lender loss payee. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is acceptable to Bank on such reasonable grounds as may be permitted under applicable law.

SECTION 4.6.          FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained.

SECTION 4.7.          TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8.          LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower in excess of One Million Dollars ($5,000,000.00).

SECTION 4.9.          FINANCIAL CONDITION. In any fiscal quarter in which Borrower draws on the Line of Credit, maintain SRC’s financial condition as follows using GAAP and used consistently with prior practices (except to the extent modified by the definitions herein): EBITDA of not less than Seventy-Five Million Dollars ($75,000,000.00) for the period of the four fiscal quarters most recently ended, with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense and amortization expense.

SECTION 4.10.          NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction (each as defined in ERISA), or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property.

SECTION 4.11.          DEPOSIT ACCOUNTS. Maintain Borrower’s principal deposit accounts and other traditional banking relationships with Bank.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenant that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1.          USE OF FUNDS.  Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing to, or otherwise funding, any targets of Sanctions; or (b) providing financing for, or otherwise funding, any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank’s affiliates to be in breach of any Sanctions.

SECTION 5.2.          CAPITAL EXPENDITURES. Make any additional investment in fixed assets in any fiscal year in excess of an aggregate of Forty Million Dollars ($50,000,000.00).

SECTION 5.3.          OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several (collectively, “Indebtedness”), except (a) the liabilities of Borrower to Bank, [and] (b) Indebtedness not to exceed an aggregate of Five Million Dollars ($5,000,000.00) at any time outstanding, and (c) Indebtedness disclosed on Schedule 5.3 attached hereto.

SECTION 5.4.          MERGER, CONSOLIDATION, TRANSFER OF ASSETS. Merge into or consolidate with any other entity; make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity, except for a Permitted Acquisition (as defined below); nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except for a Permitted Disposition (as defined below) or in the ordinary course of such Borrower’s business.

(a)       For purposes of this Section 5.4, “Permitted Acquisition” means any acquisition by Borrower of all or substantially all of the operating assets of any person or entity so long as all of the following conditions are satisfied: (a) the acquisition is consummated in compliance with applicable law, (b) there exists no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default results after giving effect to the acquisition, and (c) the aggregate consideration (valuing any non-cash consideration at its fair market value, and including without limitation the amount of all liabilities assumed or acquired) does not exceed Five Million Dollars ($5,000,000.00) in the aggregate for all such acquisitions hereafter.

(b)       For purposes of this Section 5.4, “Permitted Disposition” means any sale, lease, transfer or other disposition by Borrower of all or substantially all of the assets of such Borrower so long as all of the following conditions are satisfied: (a) the disposition is consummated in compliance with applicable law, (b) there exists no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default results after giving effect to the disposition, and (c) the aggregate consideration (valuing any non-cash consideration at its fair market value) does not exceed Ten Million Dollars ($10,000,000.00) in the aggregate for all such dispositions hereafter.

SECTION 5.5.          GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank.

SECTION 5.6.          LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity in excess of $200,000 in any calendar year. [except as disclosed on Schedule 5.6 attached hereto].

SECTION 5.7.          DIVIDENDS, DISTRIBUTIONS.  Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock or other ownership interest now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock or other ownership interest now or hereafter outstanding if an Event of Default has occurred or would result therefrom.

SECTION 5.8.          PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Bank [or as disclosed on Schedule 5.8 attached hereto].

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.          The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)       Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)       Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)       Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default”), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)       Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower has incurred any debt or other liability to any person or entity, including Bank.

(e)       Borrower shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or Borrower shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower shall be adjudicated bankrupt, or an order for relief shall be entered against Borrower by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)       The filing of a notice of judgment lien against Borrower; or the recording of any abstract or transcript of judgment against Borrower in any county or recording district in which Borrower has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower; or the entry of a judgment against Borrower; or any involuntary petition or proceeding pursuant to the Bankruptcy

Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower.

(g)       There shall exist or occur any event or condition that Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

(h)       The dissolution or liquidation of Borrower; or Borrower or any of its directors or stockholders shall take action seeking to effect the dissolution or liquidation of such Borrower.

(i)       Any change in control of Borrower or any entity or combination of entities that directly or indirectly control such Borrower, with “control” defined as ownership of an aggregate of twenty-five percent (25%) or more of the common stock or other ownership interest.

SECTION 6.2.          REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and with notice to the Borrower, become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.           NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.          NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:

STURM, RUGER & COMPANY, INC.

Lacey Place

Southport, CT 06890

Attention: Thomas Dineen

Facsimile: 203-256-3367

E-mail: tdineen@ruger.com

BANK:

WELLS FARGO BANK, NATIONAL ASSOCIATION

125 High Street, 15th Floor

Boston, MA 02110

Attention: Michael W. Sweeney

Facsimile: 617-723-0647

E-mail: michael.w.sweeney@wellsfargo.com

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt. Notices sent by electronic mail or by facsimile shall be effective when transmitted provided such transmission takes place between 9:00 AM and 5:00 PM (Eastern Time) on a Business Day (as defined below) (or effective at 9:00 AM on the next Business Day if sent at other times). “Business Day” any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the Commonwealth of Massachusetts or is a day on which banking institutions in the Commonwealth of Massachusetts are authorized or required by law to close.

SECTION 7.3.          COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, fees customarily charged by lenders in Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Whenever in this Agreement and the other Loan Documents Borrower is obligated to pay for the attorneys’ fees of Bank, or the phrase “reasonable attorneys’ fees” or a similar phrase is used, it shall be Borrower’s obligation to pay the attorneys’ fees actually incurred or allocated, at standard hourly rates, without regard to any statutory interpretation, which shall not apply, Borrower hereby waiving the application of any such statute. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

SECTION 7.4.          SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents and will notify Borrower in each case. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business.

SECTION 7.5.          ENTIRE AGREEMENT; AMENDMENT. To the fullest extent permitted by law, this Agreement and the other Loan Documents (including the exhibits and schedules hereto or thereto) constitute the entire agreement among Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.          NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.          TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.          SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.          COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.          GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.          RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.12.          ARBITRATION.

(a)       Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within thirty (30) days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)       Governing Rules. Any arbitration proceeding will (i) proceed in a location in the Commonwealth of Massachusetts selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least One Million Dollars ($1,000,000.00) exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)       No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) exercise self-help remedies such as setoff or (ii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i) and (ii) of this paragraph.

(d)       Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is Five Million Dollars ($5,000,000.00) or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than Five Million Dollars ($5,000,000.00). Any dispute in which the amount in controversy exceeds Five Million Dollars ($5,000,000.00) shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the Commonwealth of Massachusetts or a neutral retired judge of the state or federal judiciary of the Commonwealth of Massachusetts, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the Commonwealth of Massachusetts and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the Commonwealth of Massachusetts or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)       Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than twenty (20) days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)       Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)       Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)       Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within one hundred eighty (180) days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)       Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.13.          JOINT AND SEVERAL LIABILITY.

(a)        Each Borrower has determined and represents to Bank that it is a legitimate business purpose and in its best interests to induce Bank to extend credit pursuant to this Agreement. Each Borrower acknowledges and represents that its business is related to the business of every other Borrower hereunder, and all commitments, advances and other credit extensions under this Agreement will individually and collectively benefit each Borrower hereunder.

(b)       Each Borrower has determined and represents to Bank that it has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair market value in excess of its liabilities, after giving effect to any available rights of contribution or subrogation, and each Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts as they mature.

(c)       Each Borrower agrees that it is jointly and severally and unconditionally liable to Bank for, and will pay to Bank when due, the full amount of all existing and future indebtedness arising in connection with any facility extended under this Agreement, and all modifications, extensions and renewals thereto, including without limitation all principal and interest, and all fees, costs and expenses chargeable to each Borrower individually or collectively in connection with any facility hereunder. These obligations shall be in addition to any other obligations of either Borrower under any other agreement with Bank entered into before or after the date of this Agreement, unless such other agreement is expressly modified or revoked in writing, and this Agreement shall not affect or invalidate the terms of any such other agreement, unless otherwise expressly provided herein.

(d)       The liability of either Borrower for indebtedness hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any facility under this Agreement by either Borrower or any other person or entity is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(e)       Each Borrower authorizes Bank, without notice to or demand on such Borrower, and without affecting such Borrower’s liability for indebtedness incurred under any facility extended under this Agreement, from time to time to: (i) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the indebtedness of the other Borrower to Bank on account of any such facilities; and (ii) apply payments received by Bank from the other Borrower to indebtedness of such other Borrower to Bank other than to any facility extended under this Agreement.

(f)       Each Borrower represents and warrants to Bank that it has established adequate means of obtaining from each other Borrower on a continuing basis financial and other information relating to the financial condition of each other Borrower, and each Borrower agrees to keep adequately informed by such means of any facts, events or circumstances which might in any way affect its risks hereunder. Each Borrower further agrees that Bank shall have no obligation to disclose to it any information or material about the other Borrower which is acquired by Bank in any manner.

(g)       Each Borrower waives any right to require Bank to: (i) proceed against the other Borrower or any other person; (ii) proceed against the other Borrower or any other person; (iii) pursue any other remedy in Bank’s power; (iv) apply payments received by Bank from the other Borrower to any facility extended under this Agreement; (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of any kind, including without limitation, any notice of nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration; or (vi) set off against the indebtedness. In addition to the foregoing, each Borrower specifically waives any statutory right it might have to require Bank to proceed against the other Borrower.

(h)       Each Borrower waives to the extent permitted by applicable law any defense to its liability for repaying any facility extended under this Agreement based upon or arising by reason of: (i) any disability or other defense of the other Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liability of the other Borrower for the facility extended under this Agreement; (iii) any lack of authority of any officer, director, agent or other person acting or purporting to act on behalf of the other Borrower or any defect in the formation of the other Borrower; (iv) the application by the other Borrower of the proceeds of any facility extended under this Agreement for purposes other than the purposes intended or understood by Bank or the other Borrower; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of the other Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against the other Borrower; or (vi) any modification of the indebtedness of the other Borrower for any facility extended under this Agreement, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of either Borrower for any facility extended under this Agreement, including increase or decrease of the rate of interest thereon.

(i)       Until each facility extended under this Agreement and all indebtedness arising under or in connection with this Agreement shall have been paid in full, no Borrower shall have any right of subrogation. Each Borrower waives all rights and defenses it may have arising out of (i) any election of remedies by Bank, even though that election of remedies destroys its rights of subrogation or its rights to proceed against the other Borrower for reimbursement, or (ii) any loss of rights it may suffer by reason of any rights, powers or remedies of the other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging either Borrower’s indebtedness for each facility extended under this Agreement, whether by operation of law, or otherwise, and Borrower waive any rights Borrower may have under any “one-action” rule. Borrower further waive the benefit of any homestead, exemption or other similar laws.

Until all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, each Borrower waives any right to enforce any remedy which Bank now has or may hereafter have against the other Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. To the fullest extent permitted by applicable law, Borrower waive all rights of a surety and the benefits of any applicable suretyship law, statute or regulation, and without limiting any of the waivers set forth herein, Borrower further waive any other fact or event that, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release of or defense to Borrower.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

BORROWER:
STURM, RUGER & COMPANY, INC.

By:	/s/ Thomas A. Dineen
Thomas A. Dineen
Senior Vice President, Treasurer and
Chief Financial Officer

BANK:
WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:	/s/ Michael Sweeney
Michael Sweeney
Senior Vice President

[Signature Page – Credit Agreement]